Exhibit 99.1

Press Contacts:	Ernie Knewitz	Al Wasilewski
	(732) 524-6623	(732) 524-1130
	(917) 697-2318 (M)	(732) 447-5918 (M)

Investor Contacts:	Louise Mehrotra	Stan Panasewicz
	(732) 524-6491	(732) 524-2524
	Lesley Fishman	Ellen Sipos
	(732) 524-3922	(732) 524-3709

FOR IMMEDIATE RELEASE

Johnson & Johnson
Announces Dividend Increase of 8.2%

New Brunswick, NJ (April 25, 2013) -- Johnson & Johnson today announced that its Board of Directors has declared an 8.2% increase in the quarterly dividend rate, from $0.61 per share to $0.66 per share. The increase was announced this morning at the Annual Meeting of Shareholders in New Brunswick, NJ.
“In recognition of our strong financial position and confidence in the future of Johnson & Johnson, the Board has voted to increase the dividend for the 51st consecutive year,” said Alex Gorsky, Chairman and Chief Executive Officer of the Company.
At the new rate, the indicated dividend on an annual basis is $2.64 per share compared to the previous rate of $2.44 per share. The next quarterly dividend is payable on June 11, 2013 to shareholders of record as of May 28, 2013. The ex-dividend date is May 23, 2013.
About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 128,000 employees at more than 275 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
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